                                                                   Exhibit 99.1

Company Press Release

BRIGHT HORIZONS FAMILY SOLUTIONS REPORTS
37% GROWTH IN NET INCOME

Company authorizes share repurchase

CAMBRIDGE, Mass - (BUSINESS WIRE) - July 21, 1999 - Bright Horizons Family Solutions, Inc. (Nasdaq: BFAM - news today announced financial results for the quarter and six months ended June 30, 1999.

Revenues for the second quarter increased 17% to $61.0 million from $52.3 million for the quarter ended June 30, 1998. Net income for the second quarter of 1999 increased 37% to $2.1 million, or $0.16 per diluted share, from $1.5 million, or $0.12 per diluted share, for the same prior year period.

Revenues for the six months ended June 30, 1999 increased 18% to $119.4 million from $101.2 million for the six months ended June 30, 1998. Net income for the current six-month period increased 38% to $4.0 million, or $0.31 per diluted share, from $2.9 million, or $0.23 per diluted share, for the six months ended June 30, 1998.

Chief Executive Officer Roger Brown commented, " We are pleased with the performance achieved in the quarter. Our revenue expanded as a result of the 36 new centers added over the past twelve months, including five new centers opened in the quarter for both new and existing clients and expansions at two of our existing centers. As part of the effort announced at the merger to exit centers that cannot meet both our quality educational requirements and our threshold economic returns, we closed four centers in the quarter.

"We realized continued growth in our gross margins which increased $1.5 million, or 21% to $8.9 million in the quarter ended June 30, 1999. We have focused on improving our operating efficiency at the center level, which has translated into gross margin expansion in both of our contract model types. In our profit and loss contract model, these efficiencies translate into both absolute dollar and gross margin percentage increases. In contrast, for our management contract models, the efficiencies result in lower client reimbursements and, therefore, lower gross revenue. Since our profitability in the management contracts is generally a fixed dollar amount, we generate an increased margin percentage due to the lower reimbursement included in revenue. The net result in both models is positive for our clients in terms of lower costs and good for BFAM in terms of improved client relationships, improved profitability and more efficient operations.

Mr. Brown continued, "We are very enthusiastic about the strength of our pipeline of centers under development, which includes new clients like Warner Lambert, Subaru/SIA and the International Monetary Fund as well as additional centers for Bristol-Myers Squibb, Motorola and SAS Institute. The range of services we can offer, including full-time on-site child care centers, back-up centers, and other creative solutions such as round-the-clock child care during the Y2K rollover period, parent's night out, soccer camp and ski school, has enabled us to add such diverse clients as Kimball International, HSBC, Staples and Pizza Hut to our growing list of partners."

The Company also announced that the Board of Directors has approved the repurchase of up to 500,000 shares of the Company's common stock, which represents approximately 4% of the 12.2 million shares outstanding.

Share repurchases under the stock repurchase program will be made from time to time in accordance with applicable securities regulations in open market or privately negotiated transactions. The actual number of shares purchased, the timing of purchases and the prices paid will depend on future market conditions. The shares repurchased will be available for use under the Company's Stock Option Plan to minimize dilution to existing shareholders.

Bright Horizons Family Solutions is the nation's leading provider of employer-sponsored child care, early education and work/life consulting services. The company manages 285 family centers for more than 220 clients in 35 states and the District of Columbia. Among Bright Horizons Family Solutions' clients are many of the nation's leading companies, including 68 Fortune 500 companies and 44 of the "100 Best Companies for Working Mothers," as recognized by Working Mother magazine. Bright Horizons Family Solutions commenced operations on July 24, 1998, upon completion of the merger of Bright Horizons (formerly Nasdaq: BRHZ) and CorporateFamily Solutions (formerly Nasdaq: CFAM). Visit the Bright Horizons Family Solutions website at www.brighthorizons.com.

This press release contains forward-looking statements, which involve a number of risks and uncertainties. Bright Horizons Family Solutions' actual results may vary significantly from the results anticipated in these forward-looking statements as a result of certain factors that are discussed in detail in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" section in the Company's Annual Report on Form 10-K for the year ended December 31, 1998.



                        BRIGHT HORIZONS FAMILY SOLUTIONS
                         SELECTED FINANCIAL INFORMATION
                                   (Unaudited)
                      (in thousands except per share data)

                                      Three months ended
                                6/30/99                 6/30/98
                              -------------          -------------
Revenues                      $ 60,960       100.0%  $ 52,307       100.0%

Cost of services                52,096        85.5%    44,983        86.0%
                              --------------------------------------------
Gross profit                     8,864        14.5%     7,324        14.0%
Selling, general and
  administrative expenses        5,267         8.6%     4,802         9.2%
Amortization                       217         0.3%       296         0.5%
                              --------------------------------------------

Income from operations           3,380         5.6%     2,226         4.3%

Net interest income                145         0.2%       338         0.6%
                              --------------------------------------------
Income before income taxes       3,525         5.8%     2,564         4.9%


Income tax provision            (1,446)       -2.4%    (1,047)       -2.0%
                              --------------------------------------------

Net income                    $  2,079         3.4%  $  1,517         2.9%
                              ============================================


               PER SHARE DATA:
               ---------------

Net income per share - basic                          $ 0.17                 $ 0.14
                                                   ==========             ==========
Weighted average number of common
 shares outstanding                                   12,095                 11,148
                                                   ==========             ==========

Net income per share - diluted                        $ 0.16                 $ 0.12
                                                   ==========             ==========
Weighted average number of common and
  common equivalent shares                            12,753                 12,512
                                                   ==========             ==========


                                                              Six months ended
                                                     6/30/99                   6/30/98
                                                   -------------             -------------
Revenues                                             $119,421   100.0%       $101,175   100.0%

Cost of services                                      102,183    85.6%         87,003    86.0%
                                                   --------------------------------------------
Gross profit                                           17,238    14.4%         14,172    14.0%
Selling, general and
  administrative expenses                              10,394     8.7%          9,352     9.2%
Amortization                                              446     0.4%            534     0.5%
                                                   --------------------------------------------

Income from operations                                  6,398     5.3%          4,286     4.3%

Net interest income                                       356     0.3%            618     0.6%
                                                   --------------------------------------------

Income before income taxes                              6,754     5.6%          4,904     4.9%

Income tax provision                                   (2,770)   -2.3%         (2,012)   -2.0%
                                                   --------------------    --------------------

Net income                                             $3,984     3.3%         $2,892     2.9%
                                                   ============================================


               PER SHARE DATA:
               ---------------
Net income per share - basic                          $ 0.33                 $ 0.26
                                                   ==========             ==========
Weighted average number of common
  shares outstanding                                  11,942                 11,044
                                                   ==========             ==========

Net income per share - diluted                        $ 0.31                 $ 0.23
                                                   ==========             ==========


Weighted average number
 of common and
  common equivalent shares                           12,745                 12,422
                                                    =======                =======

----------------------------
Contact:


Bright Horizons Family Solutions
INVESTOR CONTACT: Elizabeth Boland:      617-577-8020
or
MEDIA CONTACT: Nancy Rosenzweig:  617-577-8020

----------------------------
MORE QUOTES AND NEWS: Bright Horizons Family Solutions Inc (Nasdaq:BFAM - news) RELATED NEWS CATEGORIES: earnings, education
----------------------------